EXHIBIT 21.1
Subsidiaries of Global Indemnity plc

Name	State/Country of Domicile
Global Indemnity Services Ltd.	Ireland
United America Indemnity, Ltd.	Cayman Islands
Global Indemnity (Luxembourg) S.à.r.l.	Luxembourg
Global Indemnity (Gibraltar) Ltd.	Gibraltar
Global Indemnity (Cayman) Ltd.	Cayman Islands
Wind River Reinsurance Company, Ltd.	Bermuda
U.A.I. (Luxembourg) I S.à.r.l.	Luxembourg
U.A.I. (Luxembourg) II S.à.r.l.	Luxembourg
U.A.I. (Luxembourg) III S.à.r.l.	Luxembourg
U.A.I. (Luxembourg) IV S.à.r.l.	Luxembourg
U.A.I. (Luxembourg) Investment S.à r.l.	Luxembourg
Wind River (Luxembourg) S.à r.l.	Luxembourg
U.A.I. (Ireland) Limited	Ireland
Global Indemnity Group, Inc.	Delaware
American Insurance Service, Inc.	Pennsylvania
Global Indemnity Group Services, LLC	Pennsylvania
Global Indemnity Collectibles Insurance Services, LLC	Maryland
United National Insurance Company	Pennsylvania
Diamond State Insurance Company	Indiana
United National Specialty Insurance Company	Wisconsin
United National Casualty Insurance Company	Indiana
J.H. Ferguson & Associates, LLC	Illinois
United America Insurance Services, LLC	Pennsylvania
American Insurance Adjustment Agency, Inc.	Pennsylvania
United National Group Capital Trust I	Delaware
United National Group Capital Statutory Trust II	Connecticut
Penn Independent Corporation	Pennsylvania
Penn-America Group, Inc	Pennsylvania
Penn-America Insurance Company	Pennsylvania
Penn-Star Insurance Company	Pennsylvania
Penn-Patriot Insurance Company	Virginia
PIC Holdings, Inc.	Delaware